Exhibit 23.1




CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference into previously filed Registration Statements on Form S-8 (Nos. 333-142912 and 333-148616) of Intraop Medical Corporation of our report dated December 19, 2008, relating to the consolidated balance sheet of Intraop Medical Corporation as of September 30, 2008 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the years ended September 30, 2008 and September 30, 2007, which appear in this annual report filed on Form 10-K.


/s/ PMB Helin Donovan, LLP


PMB Helin Donovan, LLP


San Francisco, California

December 22, 2008